UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                  July 31, 2003
                Date of Report (Date of earliest event reported)

                                FIRST BANKS, INC.
             (Exact name of registrant as specified in its charter)


          MISSOURI                     0-20632                  43-1175538
(State or other jurisdiction   (Commission File Number)      (I.R.S. Employer
     of incorporation)                                      Identification No.)


                   135 North Meramec, Clayton, Missouri 63105
               (Address of principal executive offices) (Zip code)


                                 (314) 854-4600
              (Registrant's telephone number, including area code)


                                 Not Applicable
          (Former name or former address, if changed since last report)

                                FIRST BANKS, INC.

                                TABLE OF CONTENTS





                                                                            Page

ITEM 12.   RESULTS OF OPERATIONS AND FINANCIAL CONDITION.................... 1

SIGNATURES.................................................................. 2

             ITEM 12 - RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     On July 25, 2003, First Banks, Inc. issued a press release announcing its financial results for the three and six months ended June 30, 2003. A copy of the press release is attached as Exhibit 99.4.

                                   SIGNATURES


     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                      FIRST BANKS, INC.





July 31, 2003                         By: /s/ Allen H. Blake
                                          --------------------------------------
                                              Allen H. Blake
                                              President, Chief Executive Officer
                                              and Chief Financial Officer
                                              (Principal Executive Officer and
                                              Principal Financial and
                                              Accounting Officer)

                                                                    Exhibit 99.4


                                First Banks, Inc.
                               St. Louis, Missouri

Contact: Allen H. Blake
         President, Chief Executive Officer and Chief Financial Officer First Banks, Inc.
         (314) 592-5000

Traded:  NASDAQ
Symbol:  FBNKN - (First Preferred Capital Trust II, a subsidiary of First Banks,
                 Inc.)
         FBNKM - (First  Preferred  Capital  Trust III,  a  subsidiary  of First
                 Banks, Inc.)

Traded:  NYSE
Symbol:  FBSPrA - (First  Preferred  Capital  Trust  IV,  a  subsidiary of First
                  Banks, Inc.)

FOR IMMEDIATE RELEASE:

                           First Banks, Inc. Announces
                          Second Quarter 2003 Earnings

     St. Louis, Missouri, July 25, 2003. First Banks, Inc. ("First Banks" or the "Company") reported earnings of $14.7 million and $33.7 million for the three and six months ended June 30, 2003, respectively, compared to $9.4 million and $17.4 million for the comparable periods in 2002. Results for 2003 reflect increased net interest income, noninterest income and slightly reduced provisions for loan losses, offset by higher operating expenses. Included in the first quarter of 2003 was a gain of $6.3 million relating to the partial exchange of First Banks' investment in an unaffiliated financial institution for a 100% ownership interest in one of the unaffiliated financial institutions' banking subsidiaries.

     James F. Dierberg, Chairman of First Banks, said, "First Banks' financial performance for the first six months of 2003 reflects our adaptation to the low interest rate environment and weak economic conditions that have prevailed during the last two years. During this time, we have focused on increasing our net interest margin, improving asset quality and further strengthening our overall financial position. Throughout 2002, we experienced higher-than-normal loan charge-offs, loan delinquencies and nonperforming loans that led to increased provisions for loan losses, thereby reducing net income. While we believe we were successful in addressing the asset quality problems during 2002, we are continuing to closely monitor our operations to address the ongoing challenges posed by the current economic environment, including reduced loan demand and lower prevailing interest rates."

     Commenting further, Dierberg said, "We experienced continuing growth of net interest income, primarily resulting from reduced deposit rates, the earnings on our interest rate swap agreements that we entered into in conjunction with our interest rate risk management program, which mitigate the effects of decreasing interest rates, and a $61.3 million net reduction in our outstanding trust preferred securities." The derivative financial instruments used to hedge First Banks' interest rate risk contributed $15.8 million and $30.8 million to net interest income for the three and six months ended June 30, 2003, respectively, compared to $12.6 million and $23.8 million for the comparable periods in 2002. In addition, during the second quarter of 2003, the Company redeemed $132.3 million of trust preferred securities that had been issued during 1997 and 1998. In March 2003, First Bank Statutory Trust issued $25.0 million of trust preferred securities in a private placement and in April 2003, First Preferred Capital Trust IV issued $46.0 million of trust preferred securities in an underwritten public offering. These transactions, coupled with the use of additional derivative financial instruments, have allowed First Banks to reduce its overall expense associated with the utilization of trust preferred securities. Mr. Dierberg pointed out, "We are pleased with the results of these transactions on our financial performance; however, prevailing low interest rates, generally weak loan demand and overall economic conditions continue to exert pressure on our net interest margin."

     The Company recorded provisions for loan losses of $10.0 million and $21.0 million for the three and six months ended June 30, 2003, respectively, compared to $12.0 million and $25.0 million for the comparable periods in 2002. During 2002, the Company experienced a higher level of problem loans and related loan charge-offs and past due loans resulting from the economic conditions within the Company's markets, additional problems identified in two acquired loan portfolios and continuing deterioration in the portfolio of leases to the airline industry. Net loan charge-offs were $10.8 million and $13.3 million for the three and six months ended June 30, 2003, respectively, compared to $7.9 million and $19.7 million for the comparable periods in 2002. Net charge-offs for the six months ended June 30, 2003 include charge-offs of $10.4 million associated with the commercial leasing portfolio and were primarily concentrated in two equipment leases aggregating $7.0 million. Nonperforming assets at June 30, 2003 increased slightly to $83.2 million from $82.8 million at December 31, 2002 and $77.1 million at June 30, 2002. In recognition of this, the allowance for loan losses increased to $107.8 million at June 30, 2003, compared to $99.4 million at December 31, 2002 and $103.8 million at June 30, 2002. The Company expects nonperforming assets to remain at the higher levels recently experienced and considers these trends in its overall assessment of the adequacy of the allowance for loan losses.

     Noninterest income was $25.4 million and $57.1 million for the three and six months ended June 30, 2003, respectively, compared to $20.5 million and $39.4 million for the comparable periods in 2002. The increase in noninterest income is primarily attributable to a $6.3 million gain on the exchange of common stock of Allegiant Bancorp, Inc., St. Louis, Missouri ("Allegiant"), held by First Banks for a 100% ownership interest in Bank of Ste. Genevieve, Ste. Genevieve, Missouri. The increase is also due to gains on mortgage loans sold, which increased to $10.1 million and $20.7 million for the three and six months ended June 30, 2003, respectively, from $7.3 million and $12.5 million for the comparable periods in 2002. This increase reflects continued reductions in mortgage loan rates, resulting in high volumes of new originations and refinancings as well as the growth of the Company's mortgage banking activities. Higher noninterest income for 2003 also reflects increases in service charges on deposit accounts and customer service fees.

     Operating expenses were $64.1 million and $123.7 million for the three and six months ended June 30, 2003, respectively, compared to $59.2 million and $116.1 million for the comparable periods in 2002. The increased operating expenses primarily result from increases in salaries and employee benefit expenses associated with acquisitions, increased commissions paid to mortgage loan originators due to continued higher loan volumes, and staff realignments surrounding the Company's core business strategies. In addition, occupancy and furniture and equipment expenses have increased and result primarily from acquisitions, technology expenditures for equipment, continued expansion and renovation of various corporate and branch offices and a $1.0 million lease termination obligation associated with the relocation of the Company's San Francisco-based loan administration department to southern California. The Company also incurred write-downs of $3.7 million on operating leases associated with the commercial leasing business, which were primarily a result of reductions in estimated residual values. These higher operating expenses, exclusive of the operating leases, are reflective of recently completed acquisitions and ongoing investments made in conjunction with the execution of First Banks' overall business plan.

     At June 30, 2003, First Banks had consolidated assets of $7.10 billion and operated 151 offices in Missouri, Illinois, California and Texas.

                                      # # #

This release contains forward-looking statements that are subject to risks and uncertainties arising out of or affecting the Company's business, not all of which can be predicted or anticipated. These statements are based on information currently available to First Banks' management, and numerous factors might cause actual results to differ materially from those contemplated in the forward-looking statements. For additional information, see the discussions of forward-looking statements that appear in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of First Banks' most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.

                                FIRST BANKS, INC.
                                FINANCIAL SUMMARY
                      (in thousands, except per share data)
                                   (unaudited)

             Condensed Consolidated Statement of Income Information

                                                                   Three Months Ended        Six Months Ended
                                                                       June 30,                 June 30,
                                                                  -------------------      -------------------
                                                                    2003        2002         2003        2002
                                                                    ----        ----         ----        ----

Interest income...............................................   $ 98,270     107,303      197,877     213,915
Interest expense..............................................     27,257      41,615       57,701      84,105

   Net interest income........................................     71,013      65,688      140,176     129,810

Provision for loan losses.....................................     10,000      12,000       21,000      25,000

Noninterest income............................................     25,431      20,529       57,076      39,364
Noninterest expense...........................................     64,051      59,220      123,736     116,078

   Income before provision for income taxes...................     22,393      14,997       52,516      28,096

Provision for income taxes....................................      7,693       5,328       18,785      10,099

   Net income.................................................     14,700       9,368       33,731      17,368

Basic earnings per common share...............................   $ 615.70      390.35     1,411.74      720.18
                                                                 ========    ========    =========     =======

Diluted earnings per common share.............................   $ 606.04      384.48     1,390.06      712.75
                                                                 ========    ========    =========     =======


                Condensed Consolidated Balance Sheet Information

                                                                            June 30,         December 31,
                                                                              2003               2002
                                                                        ---------------      -------------

Total assets.........................................................    $ 7,099,239           7,342,800
Investment securities................................................        873,948           1,137,320
Loans, net of unearned discount......................................      5,385,599           5,432,588
Allowance for loan losses............................................        107,848              99,439
Deposits.............................................................      6,014,786           6,172,820
Note payable.........................................................         34,500               7,000
Stockholders' equity.................................................        538,517             519,041
Nonperforming assets.................................................         83,181              82,774


                            Selected Financial Ratios

                                                               Three Months Ended        Six Months Ended
                                                                    June 30,                 June 30,
                                                               ------------------       -----------------
                                                               2003         2002        2003         2002
                                                               ----         ----        ----         ----

Return on average assets....................................   0.82%        0.54%        0.95%      0.51%
Return on average equity....................................  11.03         8.16        12.82       7.69
Net interest margin.........................................   4.44         4.24         4.40       4.22
Efficiency ratio............................................  66.41        68.69        62.73      68.61
